Exhibit 99.1
Press Release
2200 West Parkway Boulevard Salt Lake City, Utah 84119-2331 www.franklincovey.com

FRANKLIN COVEY REPORTS SECOND QUARTER FISCAL 2025

FINANCIAL RESULTS

Consolidated Revenue for the Second Quarter Totals $59.6 Million, or $60.1 Million in Constant Currency, compared with $61.3 Million in Fiscal 2024

Education Division Second Quarter Revenue Increases 3% to $15.1 Million compared with $14.7 Million in the Prior Year

Deferred Subscription Revenue at February 28, 2025 increases 10% to $94.4 Million compared with $86.1 Million at February 29, 2024

Liquidity Remains Strong at over $100 Million, with $40.4 Million of Cash and No Drawdowns on the Company’s $62.5 Million Credit Facility Even After $8.7 Million of Common Stock Purchases in the Second Quarter

Company Provides Revised Guidance for Fiscal 2025

Salt Lake City, Utah – Franklin Covey Co. (NYSE: FC), a leader in organizational performance improvement that creates, and on a subscription basis, distributes world-class content, training, processes, and tools that organizations and individuals use to achieve systemic changes in human behavior to transform their results, today announced financial results for the second quarter of fiscal 2025, which ended on February 28, 2025.

Second Quarter Fiscal 2025 Financial Results

The Company’s consolidated revenue for the quarter ended February 28, 2025 was $59.6 million compared with $61.3 million in the second quarter of fiscal 2024.  In constant currency, second quarter fiscal 2025 revenues were $60.1 million.  The Company’s financial results for the second quarter of fiscal 2025 included the following:

o

Enterprise Division revenues for the second quarter of fiscal 2025 totaled $43.6 million compared with $45.6 million in the prior year.  Enterprise Division revenues decreased primarily due to a $1.1 million decrease in International Direct Office revenues and a $1.0 million decrease in North America segment revenues, which were impacted by canceled government contracts and macroeconomic and business environment uncertainties.  These challenging economic and business conditions were partially offset by new logo sales and strong client expansion activity in the second quarter from the Company’s newly restructured North America sales force.  Enterprise Division subscription plus subscription services revenue was $36.1 million in the second quarter of fiscal 2025 compared with $37.5 million in fiscal 2024.

o

Education Division revenues in the second quarter of fiscal 2025 increased 3% to $15.1 million compared with $14.7 million in the prior year.  Second quarter growth was primarily due to increased training and coaching revenue, membership subscription revenues, and classroom materials sales.  Delivery of training and coaching days remained strong in the second quarter, as the Education Division delivered approximately 70 more training and coaching days than in the second quarter of fiscal 2024.

o

Consolidated subscription and subscription services revenues for the second quarter were $49.5 million compared with $50.3 million in the second quarter of fiscal 2024.  For the quarter ending February 28, 2025, subscription revenue invoiced was $33.9 million compared with $34.6 million in fiscal 2024.

o

The Company’s operating expenses for the second quarter of fiscal 2025 increased $1.8 million compared with the prior year, which was primarily due to a $4.3 million increase in selling, general, and administrative (SG&A) expenses, which were partially offset by a $1.7 million decrease in restructuring costs, and a $0.9 million decrease in impaired asset charges.  The increase in SG&A expenses was primarily due to increased associate costs related to new personnel, including new sales and sales support personnel hired in connection with the restructuring of the North America sales force, compensation increases, and employee benefit costs.

o

The Company’s consolidated operating results for the quarter ended February 28, 2025 were a loss of $(1.5) million compared with $1.4 million of operating income in the second quarter of fiscal 2024, and reflected the factors noted above.  The Company realized a net loss for the second quarter of fiscal 2025 of $(1.1) million, or $(0.08) per share, compared with net income of $0.9 million, or $0.06 per diluted share, in the second quarter of the prior year.

o

Adjusted EBITDA for the second quarter of fiscal 2025 was in-line with Company expectations at $2.1 million compared with $7.4 million in the prior year.  In constant currency, Adjusted EBITDA was $2.6 million in the second quarter of fiscal 2025.

o

Consolidated deferred subscription revenue at February 28, 2025, increased 10% to $94.4 million compared with $86.1 million at February 29, 2024.  At February 28, 2025, 55% of the Company’s AAP contracts in North America are for at least two years, compared with 56% at February 29, 2024, and the percentage of contracted amounts represented by multi-year contracts was 61% compared with 62% at February 29, 2024.  Unbilled deferred revenue totaled $64.5 million at February 28, 2025, compared with $72.7 million at February 29, 2024.

o

The Company purchased 250,772 shares of its common stock on the open market for $8.7 million during the second quarter of fiscal 2025.  For full fiscal 2025, the Company has purchased 396,540 shares of its common stock for a total of $14.7 million.

Paul Walker, President and Chief Executive Officer commented, “The current economic and business environment is turbulent and uncertain.  While our clients are not immune to the challenges in the broader economic and political landscape, we are pleased that first, the nature and importance of the opportunities and challenges we help organizations address are critical in both good and challenging business environments, and that our business model is strong; second, that we are already seeing significant traction from the implementation of our new go-to-market and sales force strategy in North America; and third, that our Education business continues to be strong.  Overall, we feel encouraged about our second quarter results, particularly considering canceled or postponed government contracts, lower revenue through our international operations, and the general macroeconomic environment.”

Walker continued, “We are now just 90 days into our new go-to-market and sales force strategy in North America.  We believe the opportunity is significant, and we are already seeing positive results from the new strategy.  The second quarter of fiscal 2025 was our highest quarter in over a year for new logo acquisition, and we expect another strong quarter ahead.  In addition, we had a standout quarter in terms of client expansion, which exceeded our expectations.  Underpinning this early success are two important factors.  First, that our sales and go-to-market structure is in place and fully aligned.  Every planned role is filled, and we believe that we have added top-tier talent in critical roles to augment the tremendous talent we already had in place.  Second, the important investments into content, technology, and delivery capability we have been making over the past several years are enabling us to serve more clients more effectively than ever before.  Through this lens, we continue to be confident and excited about executing our strategy to deliver accelerated revenue and Adjusted EBITDA growth.”

Fiscal 2025 Year-to-Date Financial Results

Consolidated revenue for the first two quarters of fiscal 2025 was $128.7 million compared with $129.7 million in the first two quarters of the prior year.  Enterprise Division sales for the first half of fiscal 2025 were $95.1 million, compared with $98.0 million in the first two quarters of fiscal 2024.  Enterprise Division subscription and subscription services sales were $77.1 million compared with $79.1 million in fiscal 2024.  North American office revenues were impacted by canceled or postponed government contracts and related economic uncertainty.  For the two quarters ended February 28, 2025, sales through the Company’s International Direct offices and International Licensees decreased $1.7 million primarily due to ongoing macroeconomic issues and geopolitical business tensions.  Education Division sales grew 7% to $31.5 million compared with $29.6 million in the first two quarters of fiscal 2024.  Education Division sales grew primarily due to increased consulting, coaching, and training days delivered during the year, recognition of previously deferred revenue from new Leader in Me subscriptions, and increased materials sales.  Consolidated gross profit for the first two quarters of fiscal 2025 was $98.5 million compared with $99.1 million in the first two quarters of fiscal 2024.  Gross margin for the two quarters ended February 28, 2025 remained strong and increased to 76.5% of sales compared with 76.4% in the first half of fiscal 2024.

Operating expenses for the two quarters ended February 28, 2025 increased $6.1 million compared with the first two quarters of fiscal 2024 due to a $7.3 million increase in SG&A expenses which were primarily for increased associate costs related to new personnel, including new sales and sales support personnel hired in connection with the restructuring of the North America sales force, compensation increases, and employee benefit costs.  As a result of these factors, net income through February 28, 2025 was $0.1 million, or $0.01 per diluted share, compared with $5.7 million, or $0.42 per diluted share, in the prior year.  Adjusted EBITDA for the first two quarters of fiscal 2025 was $9.7 million, or $10.7 million in constant currency, compared with $18.4 million in the first two quarters of fiscal 2024.

Fiscal 2025 Guidance

The objectives of the Company’s new go-to-market transformation remain unchanged.  Despite the on-the-margin interruptions in revenue from government and international operations, as described above: (a) The engines in the Company’s Enterprise Division in North America and in Education are strong and durable; (b) the new go-to-market transformation is tracking a bit ahead of expectation; and (c) the go-to-market transformation is expected to drive significant acceleration of the Company’s overall revenue growth, moving the trajectory from single-digit to double-digit revenue growth in the coming years, with a significant flow-through of this incremental revenue to increases in Adjusted EBITDA and Cash Flow.

However, due to the impacts of Government actions and the current business environment on certain areas of the business, the Company is adjusting its guidance for fiscal 2025.

Last year the Company achieved revenue of $287.2 million and generated $55.3 million of Adjusted EBITDA.  The Company’s low-end of its original fiscal 2025 guidance anticipated revenue growth of approximately $8 million, generating Adjusted EBITDA of $40 million, which reflected a reduction from the prior year for the $16 million of incremental growth investments being made in fiscal 2025.

Due to the impact of Government actions and the current business environment, the Company now expects fiscal 2025 revenue to be between $275 million to $285 million.  The midpoint of this range is $7 million, or 2.5%, lower than the prior year and $15 million, or 5%, lower than the low end of the Company’s original guidance, in constant currency.  Based on these revised projected revenues, the Company now expects Adjusted EBITDA to be between $30 million and $33 million, in constant currency, primarily reflecting the expected loss in gross profit from the decline in revenue related to Government actions.

While the $16 million of incremental growth investments were projected to have a direct impact on fiscal 2025’s Adjusted EBITDA, the Company expected that these investments would establish a strong foundation for accelerated future growth, and the Company remains confident in these expectations.  The Company is pleased with the traction and early results it is seeing from these investments and remains fully committed to executing the new go-to-market strategy.

The Company did not anticipate the full impact of Government actions and other business environment challenges, but it is committed to taking quick actions to reduce the cost structure in government, international, and other areas of the business.  The Company expects these actions will partially offset some of the government-related challenges and result in an even higher percentage of incremental revenue flowing through to Adjusted EBITDA next year.  Therefore, the Company expects this will be a one-year step back, and that in fiscal 2026 the Company’s Adjusted EBITDA will approach fiscal 2025 expectations and then continue its climb from there.  The Company expects to provide specific fiscal 2026 revenue and Adjusted EBITDA guidance in November.

Earnings Conference Call

On Wednesday, April 2, 2025, at 5:00 p.m. Eastern (3:00 p.m. Mountain) Franklin Covey will host a conference call to review its second quarter fiscal 2025 financial results.  Interested persons may access a live audio webcast at https://edge.media-server.com/mmc/p/zq4jny5e or may participate via telephone by registering at https://register-conf.media-server.com/register/BIa528563697bf49788ba39527c0d81092.  Once registered, participants will have the option of 1) dialing into the call from their phone (via a personalized PIN); or 2) clicking the “Call Me” option to receive an automated call directly to their phone.  For either option, registration will be required to access the call. A replay of the conference call webcast will be archived on the Company’s website for at least 30 days.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including those statements related to the Company’s future results and profitability and other goals relating to the growth and operations of the Company.  Forward-looking statements are based upon management’s current expectations and are subject to various risks and uncertainties including, but not limited to:  general macroeconomic conditions; renewals of subscription contracts; the impact of strategic projects and initiatives on future financial results; growth in and client demand for add-on services; market acceptance of new products or services, including new AAP portal upgrades and content launches; impacts from geopolitical trade tensions and the general business environment; and other factors identified and discussed in the Company’s most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission.  Many of these conditions are beyond the Company’s control or influence, any one of which may cause future results to differ materially from the Company’s current expectations, and there can be no assurance that the Company’s actual future performance will meet management’s expectations.  These forward-looking statements are based on management’s current expectations and the Company undertakes no obligation to update or revise these forward-looking statements to reflect events or circumstances subsequent to this press release.

Non-GAAP Financial Information

This earnings release includes the concepts of Adjusted EBITDA, Free Cash Flow, and “constant currency” which are non-GAAP measures.  The Company defines Adjusted EBITDA as net income or loss excluding the impact of interest, income taxes, intangible asset amortization, depreciation, stock-based compensation expense, and certain other infrequently occurring items such as restructuring costs.  Free Cash Flow is defined as GAAP calculated cash flows from operating activities less capitalized expenditures for purchases of property and equipment, curriculum development, and content or license rights.  Constant currency is a non-GAAP financial measure that removes the impact of fluctuations in foreign currency exchange rates and is calculated by translating the current period’s financial results at the same average exchange rates in effect during the prior year and then comparing this amount to the prior year.  The Company references these non-GAAP financial measures in its decision-making because they provide supplemental information that facilitates consistent internal comparisons to the historical operating performance of prior periods and the Company believes they provide investors with greater transparency to evaluate operational activities and financial results.  Refer to the attached tables for the reconciliation of the non-GAAP financial measure, Adjusted EBITDA, to consolidated net income, a related GAAP financial measure, and for the calculation of Free Cash Flow.

The Company is unable to provide a reconciliation of the above forward-looking estimate of non-GAAP Adjusted EBITDA to GAAP measures because certain information needed to make a reasonable forward-looking estimate is difficult to obtain and dependent on future events which may be uncertain, or out of the Company’s control, including the amount of AAP contracts invoiced, the number of AAP contracts that are renewed, necessary costs to deliver the Company’s offerings, such as unanticipated curriculum development costs, and other potential variables.  Accordingly, a reconciliation is not available without unreasonable effort.

About Franklin Covey Co.

Franklin Covey Co. (NYSE: FC) is a global leadership company with directly owned and licensee partner offices providing professional services in 150 countries and territories around the world.  The Company transforms organizations by partnering with its clients to build leaders, teams, and cultures that achieve breakthrough results through collective action, which leads to a more engaging work experience for their people.  Available through the Franklin Covey All Access Pass, the Company’s best-in-class content and solutions, experts, technology, and metrics seamlessly integrate to ensure lasting behavioral change at scale.  Solutions are available in multiple delivery modalities in more than 20 languages.

This approach to leadership and organizational change has been tested and refined by working with tens of thousands of teams and organizations over the past 30 years.  Clients have included organizations in the Fortune 100,  Fortune 500, and thousands of small- and mid-sized businesses, numerous governmental entities, and educational institutions.  To learn more, visit www.franklincovey.com, and enjoy exclusive content from Franklin Covey’s social media channels at: LinkedIn, Facebook, Twitter, Instagram, and YouTube.

Investor Contact: Franklin Covey Boyd Roberts 801-817-5127 investor.relations@franklincovey.com	Media Contact: Franklin Covey Debra Lund 801-817-6440 Debra.Lund@franklincovey.com

FRANKLIN COVEY CO.
Condensed Consolidated Income Statements
(in thousands, except per-share amounts, and unaudited)

	Quarter Ended		Two Quarters Ended
	February 28,	February 29,	February 28,	February 29,
	2025	2024	2025	2024

Revenue	$59,612	$61,336	$128,698	$129,736
Cost of revenue	13,866	14,485	30,241	30,607
Gross profit	45,746	46,851	98,457	99,129

Selling, general, and administrative	45,087	40,771	92,291	84,976
Restructuring costs	-	1,726	1,984	2,307
Impaired asset	-	928	-	928
Depreciation	1,016	913	1,967	2,005
Amortization	1,098	1,071	2,196	2,142
Income (loss) from operations	(1,455)	1,442	19	6,771
Interest income (expense), net	107	(27)	220	(80)
Income (loss) before income taxes	(1,348)	1,415	239	6,691
Income tax benefit (provision)	272	(541)	(134)	(966)
Net income (loss)	$(1,076)	$874	$105	$5,725

Net income (loss) per common share:
Basic	$(0.08)	$0.07	$0.01	$0.43
Diluted	(0.08)	0.06	0.01	0.42

Weighted average common shares:
Basic	13,102	13,263	13,097	13,253
Diluted	13,102	13,484	13,236	13,560

Other data:
Adjusted EBITDA(1)	$2,060	$7,448	$9,734	$18,418

(1)

The term Adjusted EBITDA (earnings before interest, income taxes, depreciation, amortization, stock-based compensation, and certain other items) is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results.  For a reconciliation of this non-GAAP measure to a GAAP measure, refer to the Reconciliation of Net Income to Adjusted EBITDA as shown below.

FRANKLIN COVEY CO.
Reconciliation of Net Income (Loss) to Adjusted EBITDA
(in thousands and unaudited)

	Quarter Ended		Two Quarters Ended
	February 28,	February 29,	February 28,	February 29,
	2025	2024	2025	2024
Reconciliation of net income (loss) to Adjusted EBITDA:
Net income (loss)	$(1,076)	$874	$105	$5,725
Adjustments:
Interest expense (income), net	(107)	27	(220)	80
Income tax provision (benefit)	(272)	541	134	966
Amortization	1,098	1,071	2,196	2,142
Depreciation	1,016	913	1,967	2,005
Stock-based compensation	1,346	1,368	3,513	4,265
Restructuring costs	-	1,726	1,984	2,307
Headquarters moving costs	55	-	55	-
Impaired asset	-	928	-	928
Adjusted EBITDA	$2,060	$7,448	$9,734	$18,418

Adjusted EBITDA margin	3.5%	12.1%	7.6%	14.2%

FRANKLIN COVEY CO.
Additional Financial Information
(in thousands and unaudited)

	Quarter Ended		Two Quarters Ended
	February 28,	February 29,	February 28,	February 29,
	2025	2024	2025	2024
Revenue by Division/Segment:
Enterprise Division:
North America	$34,520	$35,554	$74,657	$75,847
International direct offices	6,201	7,263	14,440	15,993
International licensees	2,830	2,781	6,033	6,204
	43,551	45,598	95,130	98,044
Education Division	15,065	14,689	31,529	29,580
Corporate and other	996	1,049	2,039	2,112
Consolidated	$59,612	$61,336	$128,698	$129,736

Gross Profit by Division/Segment:
Enterprise Division:
North America	$28,974	$29,911	$61,795	$62,675
International direct offices	4,560	5,502	10,673	12,115
International licensees	2,499	2,397	5,363	5,478
	36,033	37,810	77,831	80,268
Education Division	9,331	8,675	19,741	18,150
Corporate and other	382	366	885	711
Consolidated	$45,746	$46,851	$98,457	$99,129

Adjusted EBITDA by Division/Segment:
Enterprise Division:
North America	$4,843	$9,158	$13,587	$19,599
International direct offices	(973)	(107)	(1,197)	1,051
International licensees	1,456	1,358	3,100	3,274
	5,326	10,409	15,490	23,924
Education Division	(313)	(474)	(47)	(364)
Corporate and other	(2,953)	(2,487)	(5,709)	(5,142)
Consolidated	$2,060	$7,448	$9,734	$18,418

FRANKLIN COVEY CO.
Condensed Consolidated Balance Sheets
(in thousands and unaudited)

	February 28,	August 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$40,393	$48,663
Accounts receivable, less allowance for
credit losses of $2,512 and $3,015	53,287	86,002
Inventories	4,094	4,002
Prepaid expenses and other current assets	23,270	21,586
Total current assets	121,044	160,253

Property and equipment, net	9,554	8,736
Intangible assets, net	36,067	37,766
Goodwill	31,220	31,220
Deferred income tax assets	821	870
Other long-term assets	22,634	22,694
	$221,340	$261,539

Liabilities and Shareholders' Equity
Current liabilities:
Current portion of notes payable	$835	$835
Current portion of financing obligation	1,201	3,112
Accounts payable	6,796	7,862
Deferred subscription revenue	88,435	101,218
Customer deposits	19,960	16,972
Accrued liabilities	16,849	32,454
Total current liabilities	134,076	162,453

Notes payable, less current portion	804	775
Financing obligation, less current portion	1,312	1,312
Other liabilities	9,639	10,732
Deferred income tax liabilities	2,983	3,132
Total liabilities	148,814	178,404

Shareholders' equity:
Common stock	1,353	1,353
Additional paid-in capital	228,143	231,813
Retained earnings	123,309	123,204
Accumulated other comprehensive loss	(1,012)	(768)
Treasury stock at cost, 14,075 and 14,084 shares	(279,267)	(272,467)
Total shareholders' equity	72,526	83,135
	$221,340	$261,539

FRANKLIN COVEY CO.
Condensed Consolidated Free Cash Flow
(in thousands and unaudited)

	Two Quarters Ended
	February 28,	February 29,
	2025	2024
	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$105	$5,725
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	4,163	4,146
Amortization of capitalized curriculum costs	2,171	1,501
Stock-based compensation	3,513	4,265
Impaired asset	-	928
Deferred income taxes	(145)	(978)
Amortization of right-of-use operating lease assets	287	403
Changes in working capital	2,682	14,222
Net cash provided by operating activities	12,776	30,212

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(2,271)	(1,716)
Curriculum development costs	(2,380)	(3,770)
Reacquisition of license rights	(324)	-
Net cash used for investing activities	(4,975)	(5,486)

Free Cash Flow	$7,801	$24,726